Exhibit 10.3

TRANSITION SERVICES AGREEMENT

BY AND BETWEEN

APPLERA CORPORATION

AND

CELERA CORPORATION

DATED AS OF                            , 2008

i

ii

TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (this “Agreement”), dated as of                 , 2008 (the “Effective Date”), is entered by and between Applera Corporation, a Delaware corporation (“Applera”), and Celera Corporation, a Delaware corporation (“Celera” and, collectively with Applera, the “Parties,” and each individually, a “Party”).

R E C I T A L S

WHEREAS, prior to the Separation (as defined below) Applera conducted its business through two business segments — the Applied Biosystems Group, which primarily serves the life science industry, research community and other markets, including human identity testing, biosecurity, and quality and safety testing, by developing and marketing instrument-based systems, consumables, software, and services (the “Applied Biosystems Business”), and the Celera Group, which is primarily a human in vitro diagnostics business that delivers personalized disease management through a combination of products and services (the “Celera Business”); and

WHEREAS, the Board of Directors of Applera has determined that it is advisable and in the best interests of Applera and its stockholders to separate the Celera Group from Applera by way of a redemption of all of the issued and outstanding Celera Group Common Stock pursuant to Article IV, Section 2.4(d) of Applera’s Restated Certificate of Incorporation (the “Separation”), so that, from and after the date hereof, the Celera Business will be conducted through Celera, which will be a separate, independent publicly traded company; and

WHEREAS, to effectuate the Separation, the Parties have entered into that certain Separation Agreement dated as of May 8, 2008 (the “Separation Agreement”) setting forth, among other things, the terms and conditions of the Separation (capitalized terms used herein but not defined herein shall have the meanings set forth in the Separation Agreement); and

WHEREAS, prior to the Separation, Applera has provided, or caused to be provided, certain services to the Celera Group in connection with the operation of its business, and the Celera Group has provided, or caused to be provided, certain services to Applera in connection with the operation of its business; and

WHEREAS, in connection with the Separation, the parties desire that Applera and the Applera Subsidiaries, on the one hand, and Celera and the Celera Subsidiaries, on the other hand, continue to provide, or cause to be provided, certain services to the other Party for an interim period following the consummation of the Separation to assist with the transition in connection with the Separation, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

ARTICLE I
TRANSITION SERVICES

Section 1.1       Transition Services.  Upon the terms and subject to the conditions set forth in this Agreement, Applera shall provide, or shall cause to be provided, to Celera and the Celera Subsidiaries, the services set forth in the service attachment (the “Celera Service Attachment”) attached hereto as Schedule A (individually, a “Celera Transition Service”, and collectively, the “Celera Transition Services”) and Celera and the Celera Subsidiaries shall provide, or shall cause to be provided, to Applera and the Applied Biosystems Subsidiaries the services set forth in the service attachments (the “Applera Service Attachment” and together with the Celera Service Attachment, the “Service Attachments”) attached hereto as Schedule B (individually, an “Applera Transition Service”, and collectively, the “Applera Transition Services”, and collectively with the Celera Transition Services, the “Transition Services”), in each case, during the applicable Service Term (as hereinafter defined in Article II of this Agreement) for each such Celera Transition Service or Applera Transition Service, as the case may be.

Section 1.2       Provision of Transition Services.  Subject to any limitations imposed by Applicable Law or any professional or licensing authority or other Governmental Authority or as otherwise set forth in the Service Attachments, each Party shall provide, or cause to be provided, the Transition Services to the other Party pursuant to this Agreement in a manner generally consistent with past practices of that Party in providing the same or similar services to the other Party prior to the execution of the Separation Agreement; provided, however, that both Parties shall be entitled to engage any third party to provide or assist it in providing the Transition Services; provided, further, if the engagement of any such third party would result in an increase in the cost payable by the other Party for such Transition Service pursuant to this Agreement, prior consent of the other Party shall be required for such engagement.

Section 1.3       Additional or Modified Transition Services.  From time to time, either Party may request that the other Party provide, or cause to be provided, to it additional or modified services hereunder that relate to the transition in connection with the Separation but are not described in the Service Attachments; provided, however, that neither Party shall have an obligation to agree to provide to the other Party such additional or modified services.  To initiate such request for additional or modified services, the requesting Party shall submit a written request to the other Party, containing a detailed description of the requested additional or modified services.  If and to the extent that Applera and Celera mutually agree as to the cost and scope of such additional or modified services, the Parties shall amend the relevant Service Attachment in writing, as necessary, to include such additional or modified services.

Section 1.4       General Cooperation.  Subject to the terms and conditions set forth in this Agreement, Applera and Celera shall each use commercially reasonable efforts to provide information and documentation sufficient for the other Party to provide, or cause to be provided, the Transition Services pursuant to this Agreement substantially as they were performed prior to the execution of the Separation Agreement, and make available, as reasonably requested by the other Party, sufficient resources and timely decisions, approvals and acceptances in order that each Party may accomplish its obligations under this Agreement in a timely and efficient manner.

Section 1.5           Adverse Modifications.

(a)       Unless otherwise provided for in this Agreement, if Celera makes any change in the processes, procedures, practices, networks, equipment, configurations, or systems pertaining to the Celera Business, and such change has an adverse impact on Applera’s ability to provide any of the Celera Transition Services, then Applera shall be excused from performance of any such affected Celera Transition Services (each, a “Celera Affected Transition Service” and, collectively, the “Celera Affected Transition Services”) unless and until Celera mitigates the adverse impact of such change, and Celera shall be responsible for all direct expenses incurred by Applera in connection with the cessation and, if applicable, the resumption of the Celera Affected Transition Services.

(b)        Unless otherwise provided for in this Agreement, if Applera makes any change in the processes, procedures, practices, networks, equipment, configurations, or systems pertaining to the Applied Biosystems Business, and such change has an adverse impact on Celera’s ability to provide any of the Applera Transition Services, then Celera shall be excused from performance of any such affected Applera Transition Services (each, an “Applera Affected Transition Service” and, collectively, the “Applera Affected Transition Services”) unless and until Applera mitigates the adverse impact of such change, and Applera shall be responsible for all direct expenses incurred by Celera in connection with the cessation and, if applicable, the resumption of the Affected Transition Services.

ARTICLE II
TERM

Section 2.1       Agreement Term.  This Agreement shall commence on the Effective Date and shall continue in effect until the last to expire Service Term, unless earlier terminated in accordance with the provisions of Article VIII hereof (as the same may be extended or earlier terminated, the “Agreement Term”).

Section 2.2       Service Term.  Each Transition Service described in Schedule A and Schedule B attached hereto shall commence on the Effective Date and shall continue until the earlier of (i) the expiration of the Agreement Term, and (ii) such time as such Transition Service is terminated in accordance with the provisions of Article VIII hereof (each, individually, a “Service Term” and, collectively, the “Service Terms”).

ARTICLE III
COMPENSATION AND PAYMENT ARRANGEMENTS FOR TRANSITION SERVICES

Section 3.1       Compensation for Transition Services.  In consideration of the Transition Services provided to the Parties hereunder, Celera shall pay Applera for each and every Celera Transition Service provided pursuant to this Agreement, and Applera shall pay Celera for each and every Applera Transition Service provided pursuant to this Agreement, in each case, during the Service Term for such Transition Service, the fee set forth with respect to each such Transition Service in the respective Service Attachments (individually a “Service Fee” and, collectively, the “Service Fees”).  In addition, each Party shall reimburse the other Party for all out-of-pocket fees, costs and expenses incurred by the other Party and its Affiliates in the procurement of services or equipment in the performance of the Transition Services hereunder, including, without limitation, any incremental fees, costs and expenses incurred by Applera related to any Celera Affected Transition Service or incurred by Celera related to any Applera Affected Transition Service (collectively, “Expenses”).

Section 3.2       Payment Terms.  Within thirty (30) days after the end of each calendar month during the Agreement Term, or extension thereof, each Party shall deliver to the other Party an invoice setting forth in reasonable detail the Service Fees and Expenses that apply to each Transition Service provided, or caused to be provided, to the other Party and its Subsidiaries for such calendar month (as set forth on each such invoice, the “Monthly Fees and Expenses”).  Promptly following receipt of each invoice, but in no event later than thirty (30) days following the receipt of such invoice, the Party receiving such invoice shall pay the other Party the Monthly Fees and Expenses shown on such invoice.  If such payment is not received by within such thirty (30)-day period, the Party responsible for such payment shall also pay the other Party interest from and after the last date of the calendar month in respect of such invoice, but excluding the date of payment by such Party responsible for the payment, at a rate per annum equal to the Prime Rate on the last day of the calendar month in respect of such invoice.  If the Party receiving such invoice disputes in good faith any portion of the amount due on any invoice, it shall notify the other Party in writing of the nature and basis of the dispute within fifteen (15) Business Days after its receipt of such invoice and pay any undisputed amounts.  If the Party receiving such invoice does not provide to the other Party a notice of dispute within such fifteen (15) Business Day period, the invoiced amount shall be deemed to be accurate and correct and shall not be subject to dispute or contest by such Party or any Affiliate thereof.  The Parties shall use their reasonable best efforts to resolve any disputes prior to the applicable payment due date pursuant to Article V of this Agreement.

Section 3.3       Quarterly Review.  During the Agreement Term, promptly after the completion of each calendar quarter following the date hereof, the Transition Teams shall meet to review the quantity and scope of Transition Services rendered pursuant to this Agreement, and, to the extent that such quantity and scope exceeds the quantity and scope originally contemplated by this Agreement, the Team Leaders shall negotiate in good faith to adjust the Service Fees in order to fully compensate the Party providing such Transition Services for the Transition Services actually provided hereunder.  Any Disputes resulting in connection with review required pursuant to this Section 3.3 shall be resolved pursuant to Article V of this Agreement.

Section 3.4       Taxes.  All charges and fees to be paid by a Party under this Agreement are exclusive of any applicable withholding, sales, use, value added, excise, services or other United States, state, local or foreign tax which may be assessed on the provision of the Transition Services.  In the event that a withholding, sales, use, value added, excise, value added services or other United States, state, local or foreign tax is assessed on the provision of any of the Celera Transition Services provided to Celera under this Agreement, Celera will pay directly, reimburse or indemnify Applera for such taxes, as well as any applicable interest and penalties.  In the event that a withholding, sales, use, value added, excise, value added services or other United States, state, local or foreign tax is assessed on the provision of any of the Applera Transition Services provided to Applera under this Agreement, Applera will pay directly, reimburse or indemnify Celera for such taxes, as well as any applicable interest and penalties.  The Parties will cooperate with each other in determining the extent to which any tax is due and owing under the circumstances, and shall provide and make available to each other any resale certificates, information regarding out-of-state or country use of materials, services or sale, and other exemption certificates or information reasonably requested by either Party.  This section shall have no application to any tax based upon the income of Applera or Celera, as the case may be.

ARTICLE IV
RELATIONSHIP TO OTHER DOCUMENTS

If there is any conflict or inconsistency between the terms and conditions set forth in the main body of this Agreement and any of the Schedules to this Agreement, the provisions of the Schedules shall control with respect to the rights and obligations of the parties regarding the Transition Services.  If there is any conflict or inconsistency between the terms and conditions of this Agreement and the Separation Agreement, the provisions of this Agreement shall control solely with respect to the rights and obligations of the Parties regarding the Transition Services.

ARTICLE V
DISPUTE RESOLUTION

If a Dispute arises between the Parties with respect to the terms and conditions of this Agreement, or any subject matter governed by this Agreement, the Parties agree to use and follow the dispute resolution procedures set forth in Article XIII of the Separation Agreement to resolve any such dispute.

ARTICLE VI
INDEMNIFICATION

Section 6.1       Indemnification by Applera.  Applera shall indemnify, defend and hold harmless Celera, against and in respect of any and all Indemnifiable Losses incurred by Celera that result from, relate to or arise out of the performance by Celera of the Applera Transition Services under this Agreement, in accordance with Article XI of the Separation Agreement, except to the extent that any such Indemnifiable Losses arise out of or result from the gross negligence or willful misconduct of Celera.

Section 6.2       Indemnification by Celera.  Celera shall indemnify, defend and hold harmless Applera, against and in respect of any and all Indemnifiable Losses incurred by Applera that result from, relate to or arise out of the performance by Applera of the Celera Transition Services under this Agreement, in accordance with Article XI of the Separation Agreement, except to the extent that any such Indemnifiable Losses arise out of or result from the gross negligence or willful misconduct of Applera.

ARTICLE VII
FORCE MAJEURE

Except for payment of amounts due, no Party shall be in default of this Agreement to the extent that any delay or failure in the performance of its obligations under this Agreement results from any cause beyond its reasonable control and without its fault or negligence, such as acts of God, acts of civil or military authority, embargoes, epidemics, war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, power failures, communication failures including internet disruptions, equipment failures, labor problems or unavailability of parts.  In the event of any such excused delay, the time for performance shall be extended for a period equal to the time lost by reason of the delay.

ARTICLE VIII
TERMINATION

Section 8.1       Termination of Transition Services and Agreement for Convenience.  A Party’s obligation to provide the Transition Services shall terminate, with respect to each Transition Service, on the last day of the period set forth on the Service Attachments with respect to such Transition Service (as may be extended as provided on the Service Attachments, each, a “Service Termination Date”); provided, however, a Party shall have the right to terminate any Transition Service which it is receiving prior to the applicable Service Termination Date, in whole only, upon sixty (60) days prior written notice to the Party providing such Transition Service.  If all Transition Services shall have been terminated under this provision prior to the expiration of the Agreement Term, this Agreement shall immediately terminate.

Section 8.2       Termination for Default.  In the event either Party shall: (i) fail to pay for Transition Services in accordance with the terms of this Agreement (and such payment is not disputed by the Party in receipt of the invoice in good faith in accordance with Section 3.2); (ii) either Party shall default, in any material respect, in the due performance or observance by it of any of the other terms, covenants or agreements contained in this Agreement; or (iii) either Party shall become or be adjudicated insolvent and/or bankrupt, or a receiver or trustee shall be appointed for either Party or its property or a petition for reorganization or arrangement under any bankruptcy or insolvency law shall be approved, or either Party shall file a voluntary petition in bankruptcy or shall consent to the appointment of a receiver or trustee, any non-defaulting Party shall have the right, at its sole discretion, (A) in the case of a default under clause (iii), to immediately terminate this Agreement, and (B) in the case of a default under clause (i) or (ii), to terminate this Agreement if the defaulting Party has failed to (x) cure the default within thirty (30) days of written notice of default or if the default (except for defaults as a result of failure to make payment) is such that it will take more than thirty (30) days to cure, within an extended time period which shall be not longer than what is reasonably necessary to effect performance or compliance or (y) diligently pursue the curing of the default.

Section 8.3       Return of Material.  Subject to the limitations with respect to the Transition Services set forth in the Service Attachments, as a Service Term is terminated, each of Applera and Celera will, and will cause their respective Subsidiaries to, return all material and property owned by the other Party and its Subsidiaries, including, without limitation, any and all material and property of a proprietary nature involving the other Party and its Subsidiaries relevant to the provision of that Transition Service and no longer needed regarding the performance of other Transition Services under this Agreement within thirty (30) days after the applicable termination.  Upon termination of this Agreement, each of Applera and Celera will, and will cause their respective Subsidiaries to, return any and all material and property of a proprietary nature involving the other Party and its Subsidiaries, in its possession or control, within thirty (30) days after the termination of this Agreement.  Notwithstanding anything to the contrary contained in this Agreement, upon the termination or expiration of this Agreement, Celera shall no longer be entitled to, and shall cease all access to Applera’s information, data, systems and other assets that are not Celera Group Assets and Applera shall no longer be entitled to, and shall cease all access to Celera’s information, data, systems and other assets that are not Applied Biosystems Group Assets.

Section 8.4       Effect of Termination.  The provisions of Articles III, IV, V, VI, VII, VIII and X shall survive the termination or expiration of this Agreement.

ARTICLE IX
OTHER REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 9.1       Compliance with Laws.  Each Party shall comply, at its own expense, with the provisions of all laws applicable to the performance of its obligations under this Agreement.

Section 9.2       Books and Records.  Each Party or its Affiliates will maintain books and records substantially similar to those maintained prior to the date hereof pertaining to its provision of the Transition Services.  Each Party or its Affiliates will provide the other Party, with access to such books and records in accordance with the provisions of Section 9.2 of the Separation Agreement.  All such information shall be subject to the terms of the confidentiality provisions set forth in Section 9.6 of the Separation Agreement.

Section 9.3       No Other Representations or Warranties.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY NOR ANY OTHER PERSON MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY ON BEHALF OF EITHER PARTY WITH RESPECT TO THE TRANSITION SERVICES, AT LAW OR IN EQUITY, INCLUDING, WITHOUT LIMITATION, WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.

ARTICLE X
MISCELLANEOUS

Section 10.1     Relationship of the Parties.  The Parties declare and agree that each Party is engaged in a business that is independent from that of the other Party and each Party shall perform its obligations as an independent contractor.  It is expressly understood and agreed that Celera and Applera are not partners or joint venturers, and nothing contained herein is intended to create an agency relationship or a partnership or joint venture.  Neither Applera nor any of its Affiliates is an agent of Celera or any of its Affiliates and has no authority to represent Celera or any of its Affiliates as to any matters, except as authorized in this Agreement or in writing by Celera from time to time.  Neither Celera nor any of its Affiliates is an agent of Applera or any of its Affiliates and has no authority to represent Applera or any of its Affiliates as to any matters, except as authorized in this Agreement or in writing by Applera from time to time.

Section 10.2     Employees of the Parties.  Applera shall be solely responsible for payment of compensation to its employees and for any injury to them in the course of their employment.  Applera shall assume full responsibility for payment of all federal, state and local taxes or contributions imposed or required under unemployment insurance, social security and income tax laws with respect to such persons.  Celera shall be solely responsible for payment of compensation to its employees and for any injury to them in the course of their employment.  Celera shall assume full responsibility for payment of all federal, state and local taxes or contributions imposed or required under unemployment insurance, social security and income tax laws with respect to such persons.

Section 10.3     Notices.  All notices, requests, demands, waivers and communications required or permitted to be given under this Agreement shall be in writing (which shall include notice by telecopy or like transmission) and shall be deemed given (i) on the day delivered (or if that day is not a Business Day, on the first following Business Day) when (x) delivered personally against receipt or (y) sent by overnight courier, (ii) on the day when transmittal confirmation is received if sent by telecopy (or if that day is not a Business Day, on the first following Business Day) and (iii) on the third Business Day after mailed by certified or registered first-class mail to the Parties at the following addresses (or to such other addresses as a Party may have specified by notice given to the other Party hereto pursuant to this provision):

If to Applera, to:

Applera Corporation

301 Merritt 7

Norwalk, Connecticut  06851

Attention: General Counsel

Facsimile: (203) 840-2902

If to Celera, to:

Celera Corporation

1401 Harbor Bay Parkway

Alameda, California  94502

Attention: President

Facsimile: (510) 749-4267

Section 10.4     Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of Delaware, without reference to choice of law principles, including matters of construction, validity and performance.

Section 10.5     Parties in Interest; Assignment; Successors.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto (other than to a successor of either Party by way of merger, consolidation, sale of all or substantially all of such Party’s assets or similar transaction) without the prior written consent of the other Parties.  Subject to the preceding sentence, this Agreement shall inure to the benefit of and be binding upon Celera and Applera and their respective Subsidiaries, successors and permitted assigns.  Nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies under or by reason of this Agreement.

Section 10.6     Entire Agreement.  This Agreement, including the schedules, appendices, certificates, instruments and agreements delivered pursuant hereto, contain the entire understanding of the Parties hereto and thereto with respect to the subject matter contained herein and therein, and supersede and cancel all prior agreements, negotiations, correspondence, undertakings and communications of the Parties, oral or written, respecting such subject matter.

Section 10.7     Schedules.  The Service Attachments referenced in this Agreement and attached hereto are incorporated into this Agreement by reference and made a part hereof.

Section 10.8     Waivers of Default.  Waiver by any Party of any default by any other Party of any provision of this Agreement (a) shall be effective only if in writing; and (b) if given, shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the other Party.

Section 10.9     Amendments.  No provisions of this Agreement shall be deemed amended, supplemented or modified by any Party, unless such amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom such waiver, amendment, supplement or modification is sought to be enforced.

Section 10.10   Headings  The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  All references herein to “Articles” or “Sections” shall be deemed to be references to Articles or Sections hereof unless otherwise indicated.

Section 10.11   Severability; Enforcement.  The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof.  If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, each Party agrees that a court of competent jurisdiction may enforce such restriction to the maximum extent permitted by law, and each Party hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

Section 10.12   No Third-Party Beneficiaries.  Nothing in this Agreement shall confer any rights upon any Person or entity other than the Parties and their respective, heirs, successors and permitted assigns.

Section 10.13   Remedies.  The Parties agree that money damages or other remedy at law would not be a sufficient or adequate remedy for any breach or violation of, or a default under, this Agreement by them and that in addition to all other remedies available to them, each of them shall be entitled to the fullest extent permitted by law to an injunction restraining such breach, violation or default or threatened breach, violation or default and to any other equitable relief, including specific performance, without bond or other security being required.

Section 10.14   Expenses.  Except as otherwise provided in this Agreement, the Parties shall bear their own expenses (including all time and expenses of counsel, financial advisors, consultants, actuaries and independent accountants) incurred in connection with this Agreement.

Section 10.15   Counterparts.  This Agreement may be executed in one or more counterparts, which may be delivered by facsimile or scanned electronic copy in pdf format, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 10.16   No Set-Off.  The obligations under this Agreement shall not be subject to set-off for non-performance or any monetary or non-monetary claim by any Party or any of their respective Affiliates under any other agreement between the Parties or any of their respective Affiliates.

Section 10.17   Confidentiality.  Disclosure and use of Confidential Information by the Parties shall be governed by Section 9.6 of the Separation Agreement.

Section 10.18   Facilities and Systems Security.  If either Party or its personnel shall be given access to the other Party’s facilities, premises, equipment or systems, such Party shall comply with all such other Party’s written security policies, procedures and requirements made available by each Party to the other, and shall not tamper with, compromise, or circumvent any security or audit measures employed by such other Party.  Each Party shall use its reasonable best efforts to ensure that only those of its personnel who are specifically authorized to have access to the facilities, premises, equipment or systems of the other Party gain such access, and to prevent unauthorized access, use, destruction, alteration or loss in connection with such access.

[SIGNATURE PAGE FOLLOWS]

                IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement as of the date first above written.

APPLERA CORPORATION

By:
Name:
Title:

CELERA CORPORATION

By:
Name:
Title: